SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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RC2 CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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RC2 CORPORATION
1111 WEST 22ND STREET
OAK BROOK, ILLINOIS 60523

Notice of Annual Meeting of Stockholders
to be Held on May 7, 2009

The Annual Meeting of Stockholders of RC2 Corporation, a Delaware corporation, will be held at the Chicago Marriott Oak Brook, 1401 West 22nd Street, Oak Brook, Illinois 60523, on Thursday, May 7, 2009, at 11:00 a.m., local time, for the following purposes:

1.  To elect ten directors to serve until the 2010 Annual Meeting of Stockholders.

2.  To ratify the appointment of KPMG LLP, independent registered public accounting firm, as independent auditors of RC2 Corporation for the fiscal year ending December 31, 2009.

3.  To take action with respect to any other matters that may be properly brought before the meeting and that might be considered by the stockholders of a Delaware corporation at their annual meeting.

We are pleased to take advantage of new Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet.  As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (the "Internet Availability Notice") instead of a paper copy of this proxy statement and our 2008 Annual Report to Stockholders.  The Internet Availability Notice contains instructions on how to access those documents over the Internet. All stockholders who do not receive an Internet Availability Notice will receive a paper copy of the proxy materials by mail.  We believe that this new process will reduce the costs of printing and distributing our proxy materials and also save natural resources.

The Internet Availability Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2008 Annual Report to Stockholders and a form of proxy or voting instruction card.  The proxy materials sent to you will include a proxy card that will provide you with instructions to cast your vote on the Internet, a telephone number you may call to cast your vote, or you may complete, sign and return the proxy card by mail.

By order of the Board of Directors

Oak Brook, Illinois
March 27, 2009
PETER A. NICHOLSON,
Secretary

Stockholders of record at the close of business on March 10, 2009 are entitled to vote at the meeting.  Your vote is important to ensure that a majority of the stock is represented.  Whether or not you plan to attend the annual meeting in person, if you received paper copies of these proxy materials, please complete, sign, date and return the enclosed proxy as promptly as possible in the accompanying self-addressed postage pre-paid envelope.  Stockholders that have accessed these proxy materials on the Internet, as well as those who have received paper copies, may vote by following the instructions included in this proxy statement or by following the instructions detailed in the Internet Availability Notice, as applicable.  If you send in your proxy card or vote by telephone or the Internet, you may still decide to attend the annual meeting and vote your shares in person.  Your proxy is revocable in accordance with the procedures set forth in this proxy statement.  If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the voting directions given by the broker, nominee, fiduciary or other custodian as soon as possible.

As noted above, stockholders of record may also vote by the Internet or telephone.  Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated.  Most important, by using the Internet or telephone, you help us reduce postage and proxy tabulation costs.  The Internet and telephone voting facilities will close at 1:00 a.m. central time on May 6, 2009.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING OVER THE INTERNET OR BY TELEPHONE.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.envisionreports.com/RCRC 24 hours a day/7 days a week	1-800-652-VOTE (8683) via touch tone phone toll-free 24 hours a day/7 days a week

INSTRUCTIONS:	INSTRUCTIONS:

Read the accompanying Proxy Statement.	Read the accompanying Proxy Statement.

Have your control number located on your proxy card available.	Call toll-free 1-800-652-8683.

Point your browser to
http://www.envisionreports.com/RCRC

and follow the instructions to cast your vote.  You can also register to receive your Annual Report and Proxy Statement electronically, instead of in print.
You will be asked to enter your control number located on your proxy card.

RC2 CORPORATION
1111 WEST 22ND STREET
OAK BROOK, ILLINOIS 60523

Proxy Statement for the 2009 Annual Meeting of Stockholders
to be Held on May 7, 2009

Important Notice Regarding the Availability of Proxy Materials for the
2009 Annual Meeting of Stockholders to be Held on May 7, 2009:
This Proxy Statement and the Accompanying Annual Report
are Available at: www.edocumentview.com/rcrc

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of RC2 Corporation of proxies to be used at the Annual Meeting of Stockholders of RC2 to be held at the Chicago Marriott Oak Brook, 1401 West 22nd Street, Oak Brook, Illinois 60523, on Thursday, May 7, 2009, at 11:00 a.m., local time, and any adjournments thereof.  A copy of our 2008 Annual Report to Shareholders, this proxy statement and accompanying proxy card are being distributed, furnished or otherwise made available beginning on or about March 27, 2009.  Additionally, we are mailing the Notice of Internet Availability of Proxy Materials (the "Internet Availability Notice") on or about March 27, 2009 to each shareholder of record as of the close of business on March 10, 2009.

GENERAL INFORMATION

Proxies and Voting Procedures

In accordance with the rules and regulations recently adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials to our stockholders by providing access to such documents on the Internet.  Accordingly, an Internet Availability Notice has been mailed to most of our stockholders, while other stockholders have instead received paper copies of the documents accessible on the Internet.  Stockholders that received the Internet Availability Notice have the ability to access the proxy materials on a website referred to in the Internet Availability Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Internet Availability Notice.

The Internet Availability Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in the printed form by mail.  If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials or a link to a special web site to access our proxy materials.  Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you terminate it.

Most stockholders have a choice of voting over the Internet, by telephone, by using a traditional proxy card or by attending the Annual Meeting and voting in person by ballot.  Stockholders who have received paper copies of these proxy materials (including the form of proxy), may complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope or may vote over the Internet or by telephone.  If your shares are held of record in "street name" by a broker, nominee, fiduciary or other custodian, follow the voting instructions given by the broker, nominee, fiduciary or other custodian. If Internet and telephone voting are available to you, you can find voting instructions in the materials accompanying this Proxy Statement.  The Internet and telephone voting facilities will close at 1:00 a.m. (central time) on May 6, 2009.  Please be aware that if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

The shares represented by each valid proxy received in time will be voted at the Annual Meeting and, if a choice is specified on the proxy, it will be voted in accordance with that specification.  If you submit a proxy without providing voting instructions, the shares represented by that proxy will be voted in FAVOR of the election of the directors listed in the enclosed proxy and in FAVOR of the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.  If any other matters are properly presented at the Annual Meeting, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named as proxies will have the authority to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.  If the Annual Meeting is adjourned or postponed, a proxy will remain valid and may be voted at the adjourned or postponed meeting.  As of the date of printing of this Proxy Statement, we do not know of any other matters that are to be presented at the Annual Meeting other than the election of directors and the ratification of our independent auditors.

Stockholders may revoke proxies (including an Internet or telephone vote) at any time to the extent they have not been exercised by giving us written notice or by a later executed proxy via the Internet, by telephone or by mail.  Attendance at the Annual Meeting will not automatically revoke a proxy, but a stockholder attending the Annual Meeting may request a ballot and vote in person, thereby revoking a prior granted proxy.  The cost of solicitation of proxies will be borne by RC2 Corporation.  Solicitation will be made primarily by use of the mail; however, some solicitations may be made by employees of RC2 Corporation, without payment of any additional compensation, by telephone, by facsimile, or in person.

Stockholders Entitled to Vote

Only stockholders of record at the close of business on March 10, 2009 will be entitled to notice of and to vote at the Annual Meeting.  On the record date, we had outstanding 17,248,420 shares of our Common Stock, par value $0.01 per share, entitled to one vote per share.

Quorum; Required Vote

A majority of the votes entitled to be cast at the Annual Meeting, represented either in person or by proxy, will constitute a quorum with respect to the meeting.  Approval of each matter specified in the notice of the meeting, other than the election of directors, requires the affirmative vote of a majority of the shares represented at the Annual Meeting.  A plurality of the votes cast is required for the election of directors.  This means that the ten director nominees with the most votes will be elected.  Approval of any other matter that may properly be presented at the meeting will require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote.  Abstentions and broker non-votes (i.e., shares held by brokers in "street name," voting on certain matters due to discretionary authority or instructions from the beneficial owners but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) will count toward the quorum requirement but will not count toward the determination of whether such matters are approved or directors are elected.  The Inspector of Election appointed by our Board of Directors will count the votes and ballots.
ELECTION OF DIRECTORS

At the Annual Meeting, ten directors are to be elected to hold office until the 2010 Annual Meeting and until their successors are elected.  The ten nominees for election are named in the following table with brief biographies.  As indicated below, each person nominated by our Board of Directors is an incumbent director.  We anticipate that the nominees listed in this Proxy Statement will be candidates when the election is held.  However, if an unexpected occurrence should make it necessary, in the judgment of the proxy holders, to substitute some other person for any of the nominees, proxies (whether received by mail, telephone or over the Internet) will be voted for a substitute nominee selected by the proxy holders (except where a proxy withholds authority with respect to the election of directors).

Name, Principal Occupation for Past Five Years and Directorships	Age	Director Since

ROBERT E. DODS	60	1996

Mr. Dods has been a private investor since January 2003 and has served as Chairman of our Board of Directors since July 1998. The Chairman of the Board is not considered one of our officers or employees. Mr. Dods served as our Chief Executive Officer from July 1998 to January 2003. Mr. Dods co-founded Racing Champions, Inc. ("RCI"), our predecessor, in 1989.

JOHN S. BAKALAR	61	1997

Mr. Bakalar has been a private investor since November 1997. From May 1993 to November 1997, Mr. Bakalar was President and Chief Operating Officer of Rand-McNally, Inc., a printing and publishing company.

JOHN J. VOSICKY	60	1997

Mr. Vosicky has been the Executive Vice President of BFG Technologies Inc., a marketer and distributor of graphic cards, since June 2008. Mr. Vosicky was the Chief Financial Officer of BFG Technologies from August 2002 until June 2008. Mr. Vosicky was also the President of JAJ Financial, a financial consultant, from 2001 to 2007.

CURTIS W. STOELTING	49	2002

Mr. Stoelting has served as our Chief Executive Officer since January 2003. Mr. Stoelting was our Chief Operating Officer from October 2000 to January 2003. Mr. Stoelting is a director of Regal-Beloit Corporation, a global manufacturer of motion control and power generation products.

PAUL E. PURCELL	62	2002

Mr. Purcell has served as President and Chief Executive Officer of Robert W. Baird & Co. Incorporated, an investment banking and brokerage firm, since January 2000.

Name, Principal Occupation for Past Five Years and Directorships

DANIEL M. WRIGHT	71	2003

Mr. Wright has been a private investor since August 1998. From March 1968 until August 1998, Mr. Wright was an audit partner and manager with Arthur Andersen LLP, an independent public accounting firm. Mr. Wright is a director and Chairman of the Audit Committee and a member of the Compensation and Nominating and Corporate Governance Committees of John B. Sanfilippo & Son, Inc., a processor and marketer of tree nuts and peanuts.

THOMAS M. COLLINGER	56	2003

Mr. Collinger has served as Associate Dean at The Medill Graduate School of Northwestern University since November 2005 and Chairman of the Integrated Marketing Communications Graduate Program since February 2007. Mr. Collinger has also been an Associate Professor, The Medill Graduate School of Northwestern University, since January 1998. Mr. Collinger has also served as President of the TC Group, a marketing consulting firm, since May 1998.

MICHAEL J. MERRIMAN, JR.	52	2004

Mr. Merriman has been an operating advisor to Resilience Capital Partners, LLC, a private equity firm, since July 2008. Mr. Merriman was a business consultant for Product Launch Ventures, LLC, a business consulting firm, from November 2007 until July 2008. Mr. Merriman served as a director and as the Chief Executive Officer and President of The Lamson & Sessions Co., a manufacturer and distributor of electrical, consumer, telecommunications and engineered sewer products, from November 2006 to November 2007. Mr. Merriman has been a director of American Greetings Corporation, a designer, manufacturer and seller of greeting cards and other social expression products, since November 2006 and was its Senior Vice President and Chief Financial Officer from September 2005 until November 2006. Mr. Merriman was the Chief Executive Officer and President of Royal Appliance Mfg Co., a developer, assembler and marketer of a full line of cleaning products for home and commercial use, from 1995 until April 2004 and a director of Royal Appliance Mfg Co. from October 1993 until April 2004. Mr. Merriman is a director of OMNOVA Solutions, Inc., a producer of specialty chemicals and decorative products, and Nordson Corporation, a manufacturer of equipment used for precision material dispensing, testing and inspection, surface preparation and curing.

LINDA A. HUETT	64	2007

Ms. Huett has been a private investor since January 2008. Ms. Huett was an independent advisor to Weight Watchers International, Inc., a global provider of weight management services and products, from January 2007 to December 2007. Ms. Huett was the President and a director of Weight Watchers International from September 1999 until December 2006. Ms. Huett was the Chief Executive Officer of Weight Watchers International from December 2000 until December 2006. Ms. Huett is a director of AnnTaylor Stores Corporation, a women's specialty retailer.

PETER J. HENSELER	50	2007

Mr. Henseler has served as our President since October 2002. Mr. Henseler was our Executive Vice President-Sales and Marketing from March 1999 to October 2002.

DIRECTORS MEETINGS AND COMMITTEES

Our Board of Directors held four meetings in 2008, and all of our incumbent directors attended at least 75% of the meetings of the Board and the committees of the Board of which they were a member.

Executive sessions or meetings of outside (non-management) directors without management present are held regularly for a general discussion of relevant subjects. In 2008, the outside directors met in executive session four times.

The committees of our Board of Directors consist of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.  The chart below identifies the members of each of these committees as of the date of this Proxy Statement, along with the number of meetings held by each committee during 2008:

	Audit	Compensation	Nominating and Corporate Governance
Number of Meetings	4	4	4
Name of Director:
John S. Bakalar			X*
John J. Vosicky	X	X*
Daniel M. Wright	X*
Thomas M. Collinger		X	X
Michael J. Merriman, Jr.	X	X
Linda A. Huett	X		X

X = committee member; * = committee chairman

Audit Committee

The Audit Committee is responsible for assisting our Board of Directors with oversight of (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent auditor's qualifications and independence; and (4) the performance of our internal accounting function and independent auditors.  Our Audit Committee has the direct authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors, and is an "audit committee" for purposes of Section 3(a)(58)(A) of the Securities Exchange Act of 1934.  We have placed a current copy of the charter of the Audit Committee on our web site located at www.rc2.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for assisting our Board of Directors by (1) identifying individuals qualified to become members of our Board of Directors and its committees; (2) recommending to our Board of Directors nominees for the annual meeting of stockholders; (3) developing and recommending to our Board of Directors a set of corporate governance principles applicable to our business; and (4) assisting our Board of Directors in assessing director performance and the effectiveness of our Board of Directors.  We have placed a current copy of the charter of the Nominating and Corporate Governance Committee on our web site located at www.rc2.com.

Compensation Committee

The Compensation Committee, in addition to such other duties as may be specified by our Board of Directors, (1) determines the compensation levels of our Chief Executive Officer and other executive officers, including salary rates, participation in incentive compensation and benefit plans, fringe benefits, non-cash perquisites and other forms of compensation; (2) reviews and makes recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans; and (3) reviews and makes recommendations to our Board of Directors with respect to the compensation of our outside directors.  The Compensation Committee also administers our 2005 Stock Incentive Plan, Employee Stock Purchase Plan and 2008 Incentive Bonus Plan (the "Incentive Bonus Plan").  We have placed a current copy of the charter of the Compensation Committee on our web site located at www.rc2.com.

CORPORATE GOVERNANCE MATTERS

We are committed to establishing and maintaining high standards of corporate governance, which are intended to serve the long-term interests of RC2 Corporation and our stockholders.  Our Board of Directors has adopted Corporate Governance Guidelines which can be found on our web site at www.rc2.com.  These guidelines address, among other governance principles, the following:

●	Director qualification standards;
●	Board composition;
●	Board responsibilities and performance;
●	Committee matters; and
●	Management responsibilities.

Director Independence

Our Board of Directors has reviewed the independence of the nominees for election to the Board at the Annual Meeting under the applicable standards of the NASDAQ Stock Market.  Based on this review, the Board of Directors determined that each of the following nominees is independent under the NASDAQ listing standards:

(1)	John S. Bakalar	(5)	Michael J. Merriman, Jr.
(2)	Thomas M. Collinger	(6)	Paul E. Purcell
(3)	Robert E. Dods	(7)	John J. Vosicky
(4)	Linda A. Huett	(8)	Daniel M. Wright

          Based on such standards, Curtis W. Stoelting and Peter J. Henseler are the only directors who are not independent because Mr. Stoelting is our Chief Executive Officer and Mr. Henseler is our President.

Director Nominations

We have a standing Nominating and Corporate Governance Committee.  Based on the review described under "Corporate Governance Matters - Director Independence," our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the applicable standards of the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders.  A stockholder who wishes to recommend a person or persons for consideration as a nominee for election to the Board of Directors must send a written notice by mail, c/o Secretary, RC2 Corporation, 1111 West 22nd Street, Oak Brook, Illinois 60523, that sets forth:  (1) the name, address (business and residence), date of birth and principal occupation or employment (present and for the past five years) of each person whom the stockholder proposes to be considered as a nominee; (2) the number of shares of our Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by each such proposed nominee; (3) any other information regarding such proposed nominee that would be required to be disclosed in a definitive proxy statement to stockholders prepared in connection with an election of directors pursuant to section 14(a) of the Securities Exchange Act of 1934; and (4) the name and address (business and residential) of the stockholder making the recommendation and the number of shares of our Common Stock beneficially owned (as defined by section 13(d) of the Securities Exchange Act of 1934) by the stockholder making the recommendation.

We may require any proposed nominee to furnish additional information as may be reasonably required to determine the qualifications of such proposed nominee to serve as one of our directors.  Stockholder recommendations will be considered only if received no less than 120 days nor more than 150 days before the anniversary of the date the proxy statement was sent to stockholders in connection with the previous year's annual meeting of stockholders.

The Nominating and Corporate Governance Committee will consider any nominee recommended by a stockholder in accordance with the preceding paragraph under the same criteria as any other potential nominee.  The Nominating and Corporate Governance Committee believes that a nominee recommended for a position on our Board of Directors must have an appropriate mix of director characteristics, experience, diverse perspectives and skills.  Qualifications of a prospective nominee that may be considered by the Nominating and Corporate Governance Committee include:

●	personal integrity and high ethical character;

●	professional excellence;

●	accountability and responsiveness;

●	absence of conflicts of interest;

●	fresh intellectual perspectives and ideas; and

●	relevant expertise and experience and the ability to offer advice and guidance to management based on that expertise and experience.

Communications between Stockholders and the Board of Directors

           We have placed on our web site located at www.rc2.com a description of the procedures for stockholders to communicate with our Board of Directors, a description of our policy for our directors and nominee directors to attend our annual meeting of stockholders and the number of directors who attended last year's annual meeting of stockholders.

Code of Business Ethics

We have adopted a Code of Business Ethics that applies to all of our employees, including our principal executive officer, principal financial officer and principal accounting officer.  A copy of the Code of Business Ethics is available on our corporate web site which is located at www.rc2.com.  We also intend to disclose any amendments to, or waivers from, the Code of Business Ethics on our corporate web site.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee is comprised of four members of our Board of Directors.  Based on the review described under "Corporate Governance Matters - Director Independence," our Board of Directors has determined that each member of our Audit Committee is independent as defined in the applicable standards of the NASDAQ Stock Market and the SEC.

The Audit Committee has:

●	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2008, with our management and with our independent auditors;

●
discussed with our independent auditors the matters required to be discussed by SAS 61, "Communications with Audit Committees," as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

●
received and discussed with our independent auditors the written disclosures and the letter from our independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the audit committee concerning independence.

Based on such review and discussions with management and the independent auditors, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

AUDIT COMMITTEE:
Daniel M. Wright (Chairman)
Linda A. Huett
Michael J. Merriman, Jr.
John J. Vosicky

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees we were billed for audit and non-audit services rendered by our independent auditors, KPMG LLP, during 2008 and 2007:

Service Type	2008	2007
Audit Fees (1)	$793,549	$734,500
Audit-Related Fees (2)	13,555	50,000
Tax Fees (3)	9,616	10,500
All Other Fees	--	--
Total Fees Billed	$816,720	$795,000
________________

(1)
Includes fees for professional services rendered in connection with the audit of our consolidated financial statements for the fiscal years ended December 31, 2008 and December 31, 2007; the audit of the effectiveness of our internal control over financial reporting as of December 31, 2008 and December 31, 2007; the reviews of the consolidated financial statements included in each of our quarterly reports on Form 10-Q during those fiscal years; and consents and assistance with documents filed by us with the SEC.

(2)	Consists of fees for consulting relating to accounting treatment in connection with certain of our acquisitions, other investments and recalls.

(3)	Primarily consists of fees for the preparation of statutory tax returns and other tax assistance in foreign jurisdictions.

The Audit Committee of our Board of Directors considered that the provision of the services and the payment of the fees described above are compatible with maintaining the independence of KPMG LLP.

The Audit Committee is responsible for reviewing and pre-approving any non-audit services to be performed by our independent auditors.  The Audit Committee has delegated its pre-approval authority to the Chairman of the Audit Committee to act between meetings of the Audit Committee.  Any pre-approval given by the Chairman of the Audit Committee pursuant to this delegation is presented to the full Audit Committee at its next regularly scheduled meeting.  The Audit Committee or Chairman of the Audit Committee reviews and, if appropriate, approves non-audit service engagements, taking into account the proposed scope of the non-audit services, the proposed fees for the non-audit services, whether the non-audit services are permissible under applicable law or regulation and the likely impact of the non-audit services on the independence of the independent auditors.

Since the effective date of the SEC rules requiring pre-approval of non-audit services on May 6, 2003, each new engagement of our independent auditors to perform non-audit services has been approved in advance by the Audit Committee or the Chairman of the Audit Committee pursuant to the foregoing procedures.

Audit Committee Financial Experts

Our Board of Directors has determined that all four of the members of our Audit Committee, Daniel M. Wright, Linda A. Huett, Michael J. Merriman, Jr. and John J. Vosicky, qualify as "audit committee financial experts" as defined by the rules of the SEC based on their work experience and education.

EXECUTIVE OFFICERS

The following table sets forth the name, age, current position and principal occupation and employment during the past five years of our current executive officers who are not nominees for directors:

Name	Age	Current Position	Other Positions

Peter A. Nicholson	45	Chief Financial Officer of RC2 since November 2008. Secretary of RC2 since February 2009.
President and owner of P. Aristo Nicholson Consulting, Inc., a consulting firm providing various financial reporting consulting services, from January 2005 to November 2008.  Chief Financial Officer of Pro-Face America, Inc., a designer, manufacturer and marketer of industrial computers, flat panel monitors and operator interface devices, from October 2000 to November 2004.

Helena Lo	49	Executive Vice President of RC2 and Managing Director of RC2 (H.K.) Limited since April 2005	Managing Director of RC2 (H.K.) Limited from October 2000 to April 2005.

Gregory J. Kilrea	45	Chief Operating Officer of RC2 since April 2007
Chief Operations Officer of RC2 from October 2005 to April 2007.  Senior Vice President-Planning and Corporate Development of RC2 from April 2004 to October 2005.  Chief Financial Officer of Roman Decorating, a manufacturer of wallpaper adhesives, from February 2003 to April 2004.

SECURITY OWNERSHIP

The following table sets forth information regarding the beneficial ownership of shares of our Common Stock as of February 20, 2009 by (1) each director and named executive officer (as defined below), (2) all directors and executive officers as a group, and (3) each person or other entity known by us to beneficially own more than 5% of our outstanding Common Stock.

The following table is based on information supplied to us by the directors, officers and stockholders described above.  We have determined beneficial ownership in accordance with the rules of the SEC.  Unless otherwise indicated, the persons and entities included in the table have sole voting and investment power with respect to all shares beneficially owned, except to the extent authority is shared by spouses under applicable law.  Shares of our Common Stock subject to options that are either currently exercisable or exercisable within 60 days of February 20, 2009 are treated as outstanding and beneficially owned by the option holder for the purpose of computing the percentage ownership of the option holder.  However, these shares are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  The table lists applicable percentage ownership based on 17,248,420 shares outstanding as of February 20, 2009.

Unless otherwise indicated, the address for each person listed below is 1111 West 22nd Street, Oak Brook, Illinois 60523.

Name	Shares of Common Stock Beneficially Owned	Percent of Common Stock Beneficially Owned

Principal Stockholders:
American Century Companies, Inc. (1)	1,009,781	5.9%
Dimensional Fund Advisors LP (2)	1,400,825	8.1%
Barclays Global Investors, NA (3)	1,452,128	8.4%
Royce & Associates, LLC (4)	1,327,762	7.7%
Wells Fargo & Company (5)	990,549	5.7%

Directors and Executive Officers:
Robert E. Dods (6)	136,437	*
John S. Bakalar (7)	83,964	*
John J. Vosicky (8)	21,934	*
Curtis W. Stoelting (9)	495,672	2.8%
Paul E. Purcell (10)	50,983	*
Daniel M. Wright (11)	15,180	*
Thomas M. Collinger (12)	9,658	*
Michael J. Merriman, Jr. (13)	7,987	*
Linda A. Huett	5,724	*
Peter J. Henseler (14)	323,935	1.9%
Peter A. Nicholson (15)	2,500	*
Gregory J. Kilrea (16)	35,800	*
Helena Lo (17)	71,550	*
Jody L. Taylor (18)	161,847	*
All directors and executive officers as a group (13 persons) (19)	1,261,324	7.0%
____________________________
* Denotes less than 1%.

(1)
American Century Companies, Inc. ("American") filed a Schedule 13G dated November 8, 2007, as amended as of February 12, 2008 and as of February 12, 2009, reporting that as of December 31, 2008, American was the beneficial owner of 1,009,781 shares of our Common Stock, with sole voting power over 994,920 shares and sole investment power over all 1,009,781 shares of our Common Stock.  American's address is 4500 Main Street, 9th Floor, Kansas City, Missouri 64111.

(2)
Dimensional Fund Advisors LP filed a Schedule 13G dated February 1, 2007, as amended as of February 6, 2008 and as of February 9, 2009, reporting that as of December 31, 2008, it was the beneficial owner of 1,400,825 shares of our Common Stock with sole voting power over 1,364,585 shares and sole investment power over all 1,400,825 shares of our Common Stock.  Dimensional Fund Advisors LP is a registered investment advisor that provides investment advice to certain affiliated funds.  Dimensional Fund Advisors' address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(3)
Certain entities affiliated with Barclays Global Investors, NA ("BGI") filed a Schedule 13G dated February 13, 2004, as amended as of February 14, 2005, as of January 31, 2006, as of January 31, 2007, as of January 10, 2008 and as of February 6, 2009, reporting that as of December 31, 2008, such entities collectively beneficially owned 1,452,128 shares of our Common Stock with sole voting power over 1,170,336 shares and sole investment power over all 1,452,128 shares of our Common Stock.  Barclays Global Investors' address is 400 Howard Street, San Francisco, California 94105.

(4)
Royce & Associates, LLC filed a Schedule 13G dated February 5, 2004, as amended as of February 2, 2005, as of January 31, 2006, as of January 24, 2007, as of January 30, 2008 and as of January 30, 2009, reporting that as of December 31, 2008, Royce & Associates beneficially owned 1,327,762 shares of our Common Stock, with sole voting and investment power over all such shares of our Common Stock.  Royce & Associates' address is 1414 Avenue of the Americas, New York, New York 10019.

(5)
Wells Fargo & Company filed a Schedule 13G dated January 28, 2009 reporting that it (on behalf of its subsidiaries) beneficially owned 990,549 shares of our Common Stock, with sole voting power over 744,019 shares and sole investment power over 951,849 shares.  Wells Fargo & Company's address is 420 Montgomery Street, San Francisco, California 94163.

(6)
Represents 128,450 shares of our Common Stock held by a trust for which Mr. Dods serves as trustee, 6,072 shares of our Common Stock owned directly by Mr. Dods and 1,915 shares of our Common Stock subject to stock options.

(7)	Includes 47,892 shares of our Common Stock subject to stock options.

(8)	Includes 15,862 shares of our Common Stock subject to stock options.

(9)
Represents (a) 123,317 shares of our Common Stock held by a revocable trust for which Mr. Stoelting serves as trustee, (b) 17,000 shares of our Common Stock held by a revocable trust for which Mr. Stoelting's spouse serves as trustee, (c) 6,000 shares held in three separate trusts for the benefit of Mr. Stoelting's minor children, (d) 342,049 shares of our Common Stock subject to stock options and (e) 7,306 shares of our Common Stock purchased pursuant to our Employee Stock Purchase Plan.

(10)	Includes 9,911 shares of our Common Stock subject to stock options.

(11)	Includes 3,108 shares of our Common Stock subject to stock options.

(12)	Includes 3,586 shares of our Common Stock subject to stock options.

(13)	Includes 1,915 shares of our Common Stock subject to stock options.

(14)	Includes 299,752 shares of our Common Stock subject to stock options.

(15)	Mr. Nicholson was appointed as our Chief Financial Officer effective November 5, 2008.

(16)	Represents 35,800 shares of our Common Stock subject to stock options.

(17)	Represents 71,550 shares of our Common Stock subject to stock options.

(18)	Represents (a) 161,547 shares of our Common Stock subject to stock options and (b) 300 shares of our Common Stock purchased pursuant to our Employee Stock Purchase Plan. Ms. Taylor ceased serving as our Chief Financial Officer effective November 5, 2008 and was no longer an executive officer as of such date. On such date, Ms. Taylor entered into a new employment agreement as our Director of Risk Management which provides for the automatic vesting of all stock options held by Ms. Taylor upon the termination of her employment for any reason. As a result, 108,400 shares of our Common Stock subject to stock options which are not currently vested are included in clause (a) above because they would automatically vest upon termination of Ms. Taylor's employment for any reason.

(19)	Includes (a) 128,450 shares of our Common Stock held by a trust for which Mr. Dods serves as trustee, (b) 7,306 shares of our Common Stock purchased under our Employee Stock Purchase Plan, (c) 123,317 shares of our Common Stock held by a revocable trust for which Mr. Stoelting serves as trustee, (d) 17,000 shares of our Common Stock held by a revocable trust for which Mr. Stoelting's spouse serves as trustee, (e) 6,000 shares held in three separate trusts for the benefit of Mr. Stoelting's minor children and (f) 833,340 shares of our Common Stock subject to stock options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis addresses our compensation policies and decisions for 2008 and the first part of 2009 prior to the date of this proxy statement for the five current executive officers and one former executive officer (Jody L. Taylor) listed below in the Summary Compensation Table.  Throughout this proxy statement, we refer to these six persons as our "named executive officers."

Our Compensation Objectives

The objectives of the Compensation Committee in establishing compensation arrangements for executive officers are to:

●	attract and retain key executives who are important to our continued success through competitive compensation arrangements; and

●	provide strong financial incentives, at reasonable cost to the stockholders, for performance.

            We believe we have designed and implemented a compensation program to achieve those objectives based on the following:

●	Each executive officer receives a base salary which we believe is competitive and fair, but also relatively modest in comparison to potential compensation that is variable based on our performance.

●	A significant portion of total compensation for our executive officers is contingent on performance. Such variable compensation includes both cash incentive bonuses dependent on our achieving specific company-wide financial performance objectives and long-term equity compensation in the form of stock options and stock settled stock appreciation rights.

●	Consistent with our goal of designing a competitive compensation program for our executive officers, in 2008 the Compensation Committee approved revised compensation arrangements for our named executive officers based on a study of a performance peer group of companies. The revised compensation arrangements are weighted towards formula bonuses contingent on performance and long-term equity compensation. See "Peer Group Benchmarking" below for more information.

●	Our Incentive Bonus Plan provides for bonus payouts based on the achievement of objective financial criteria, with minimum financial growth targets that must be met as a condition to payouts under these plans. As the criteria for 2008 were not met, no bonuses were paid to our named executive officers for 2008.

●	The Compensation Committee also has the authority to grant discretionary cash bonuses if deemed appropriate based on individual and company performance. No discretionary bonuses were paid to our named executive officers for 2008.

●	Our 2005 Stock Incentive Plan prohibits discounted stock options and stock appreciation rights and re-pricing of stock options and stock appreciation rights and does not authorize the grant of reload options. Equity grants to our executive officers have historically vested over the first three or five years of the term of the grant, which supports our objective of retention.

●	Total compensation is higher for individuals with greater responsibility and a greater ability to influence company-wide performance. In addition, a greater proportion of the compensation of our executive officers is based on variable cash bonuses and equity compensation.

●	Our compensation program is clear and straightforward. Nearly all of the current compensation to our executive officers is based on only three components, base salary, incentive cash bonuses, and equity grants. We do not currently provide our executive officers with any supplemental executive retirement plan (SERP) or similar benefits, and our executive officers receive a modest level of perquisites or other benefits that are not available to all of our employees. "All Other Compensation" reported in the Summary Compensation Table constituted approximately 3.6% of "Total Compensation" for our named executive officers in 2008.

Our Compensation Process

Compensation for our executive officers and other key employees is evaluated and determined by the Compensation Committee of our Board of Directors.  Our Compensation Committee consists of three independent directors under the applicable standards of the NASDAQ Stock Market.  John J. Vosicky is the Chairman of our Compensation Committee and the other members of the Compensation Committee are Thomas M. Collinger and Michael J. Merriman, Jr.  Additional information regarding our Compensation Committee is disclosed above under "Directors Meetings and Committees – Compensation Committee" above.

             Many key compensation decisions are made during the first quarter of the year as the Compensation Committee meets to review performance for the prior year under our incentive bonus plans, determine awards under our 2005 Stock Incentive Plan and set compensation targets and objectives for the coming year.  However, our Compensation Committee also views compensation as an ongoing process, and meets regularly throughout the year for purposes of planning and evaluation.  The Compensation Committee held four meetings during 2008 as well as a meeting in February 2009 to review performance for 2008.  At each meeting, the Compensation Committee held an executive session (without management present). The Compensation Committee receives and reviews materials in advance of each meeting, including materials that management believes will be helpful to the Committee as well as materials specifically requested by members of the Committee.

            Our management plays a significant role in assisting the Compensation Committee in its oversight and determination of compensation.  Management's role includes assisting the Compensation Committee with evaluating employee performance, assisting with establishing business performance targets and objectives, recommending salary levels and equity compensation grants, and providing financial data on company performance, calculations and reports on achievement of performance objectives, and other information requested by the Committee.  Our Chief Executive Officer works with the Compensation Committee in making recommendations regarding our overall compensation policies and plans as well as specific compensation levels for our executive officers and other key employees.  Members of management who were present during

Compensation Committee meetings in 2008 and 2009 included the Chief Executive Officer, the Chief Financial Officer and the President.  The Compensation Committee makes all decisions regarding the compensation of the Chief Executive Officer and the President without the Chief Executive Officer, the President or any other member of management present.

The Compensation Committee's charter authorizes the Committee to engage any compensation consultants and other advisers as the Committee may deem appropriate, and requires that we provide the Committee with adequate funding to engage any such advisers.  The Compensation Committee engaged Capital H Group, an independent compensation consultant, to assist in conducting comprehensive reviews of our compensation programs and plans for our named executive officers in both 2004 and 2007.  We determined that Capital H Group was independent because it had never done any work for RC2 prior to its original review work for RC2 conducted in 2004 and had no prior relationship with our management.

Capital H Group's 2007 review of our compensation policies and programs focused on an analysis of the compensation paid to the top five executive officers of a peer group of 27 companies selected based on similar performance characteristics, including revenues and market capitalization, as compared to RC2.  We refer to these companies as the "performance peer group" in this proxy statement, and list the companies in the performance peer group in "Peer Group Benchmarking" below.  The Board of Directors and the Compensation Committee discussed the results and recommendations of this review at meetings held in July 2007 and February 2008 and subsequently formally approved matters relating to the compensation programs and plans for our named executive officers.  The results of this review are reflected in the employment agreements with our named executive officers (other than Peter A. Nicholson) which took effect on April 1, 2008 and are reflected in the compensation disclosed in the Summary Compensation Table below.

Peer Group Benchmarking

In 2007, Capital H Group surveyed the executive compensation of 27 companies in a performance peer group.  These companies had characteristics similar to RC2 such as revenues and market capitalization, which the Compensation Committee believes make them comparable to RC2 for purposes of executive compensation benchmarking.  The 27 companies in the performance peer group are listed below:

●	Amcol International Corp.	●	Digitas Inc.

●	Amsurg Corp.	●	DSP Group Inc.

●	Avatar Holdings Inc.	●	Energy Partners Ltd.

●	Cascade Corp.	●	FTI Consulting Inc.

●	Cash America International Inc.	●	Genesee & Wyoming Inc.

●	Cognex Corp.	●	Jackson Hewitt Tax Service

●	Comstock Resources Inc.	●	Jakks Pacific Inc.

●	Comtech Telecommunications	●	Korn/Ferry International

●	Digital Insight Corporation	●	Kronos Inc.

●	K-V Pharmaceutical Company	●	Penn Virginia Corp.

●	McGrath Rentcorp.	●	Petroleum Development Corp.

●	MKS Instruments Inc.	●	Premiere Global Services Inc.

●	Navigant Consulting Inc.	●	Progress Software Corp.

●	Orthofix International NV

In setting compensation levels based on the benchmarking, RC2 continued its past practice of setting the same compensation levels for its Chief Executive Officer and its President, which were based on the average of the compensation levels for the Chief Executive Officer and the President/Chief Operating Officer of the companies in the performance peer group.  Similarly, RC2 also set the same compensation levels for the Managing Director of RC2 (H.K.) Limited and RC2's Chief Operating Officer based on the average of the compensation levels for the third and fourth highest paid executive officers of the companies in the performance peer group.  The compensation level for RC2's Chief Financial Officer was based on the compensation levels for the Chief Financial Officer of the companies in the performance peer group.  New compensation levels for 2008 were set based on the performance peer group as follows:

Compensation Element	Target vs. Peer Group (1)
Base salary	Median
Total cash compensation (2)	75th percentile
Equity based compensation	75th percentile
_______________________

(1)	Benchmark comparisons may vary due to differences in compensation structures, timing and availability of data.

(2)
Total cash compensation consists of base salary and target annual bonus levels. As base salary is targeted at the median, the target annual bonus level is targeted at greater than the 75th percentile, resulting in total cash compensation equal to the 75th percentile.

With the target base salaries set based on the median, while target total cash compensation (salary and target annual bonus) and equity compensation were set at the 75th percentile, the 2008 compensation levels for our named executive officers are weighted towards formula bonuses contingent on performance and equity compensation.

Components of Executive Compensation

Base Salary.  Base salary is a key component of executive compensation.  In determining base salaries, the Compensation Committee considers the executive officer's qualifications and experience, the executive officer's responsibilities, the executive officer's past performance, the executive officer's goals and objectives, and salary levels for comparable positions at peer group companies and other similarly sized companies.

Base salaries of each of our named executive officers (other than Peter A. Nicholson, our current Chief Financial Officer) were increased on April 1, 2008 following a review by the Compensation Committee, with the assistance of Capital H Group.  Mr. Nicholson's base salary was set when he was appointed as our Chief Financial Officer on November 5, 2008.  These base salaries were reflected in new employment agreements entered into with each of our named executive officers.

In determining the new base salaries for our named executive officers, our Compensation Committee reviewed and considered a report prepared by Capital H Group which identified the range of base salaries paid by the peer performance group of 27 companies.  See "Peer Group Benchmarking" above for more information.  The initial base salaries of Mr. Stoelting and Mr. Henseler were set at approximately the average of the median base salaries in the performance peer group for the Chief Executive Officer and the President/Chief Operating Officer.  The initial base salary for Ms. Taylor was set at approximately the median base salary paid by the peer group companies to the Chief Financial Officer.  The initial base salaries of Ms. Lo and Mr. Kilrea were set at approximately the average of the median base salaries paid by the performance peer group companies to its third and fourth highest paid executive officers.

Effective with his appointment as our Chief Financial Officer on November 5, 2008, we entered into an employment agreement with Peter A. Nicholson.  Mr. Nicholson's base salary is also set by the terms of his employment agreement, which base salary was set at an amount generally consistent with the base salary previously paid to Ms. Taylor when she served as our Chief Financial Officer.

The table below sets forth the previous base salary levels for our named executive officers and the new base salary levels of our named executive officers under the new employment agreements effective April 1, 2008 (or as of November 5, 2008 with respect to Mr. Nicholson).  Except for Mr. Kilrea, these previous base salary levels had not been changed since they were set in April 2005.  The increases in the base salaries for Ms. Taylor, Ms. Lo and Mr. Kilrea were significantly greater than those for Mr. Stoelting and Mr. Henseler because the previous base salaries for Ms. Taylor, Ms. Lo and Mr. Kilrea were farther below the applicable median base salaries in the performance peer group for those three named executive officers than was the case for Mr. Stoelting or Mr. Henseler.

Name	Old Base Salary	New Base Salary		% Change
Curtis W. Stoelting	$425,000	$450,000		5.9%
Peter J. Henseler	$425,000	$450,000		5.9%
Peter A. Nicholson	N/A	$300,000	(1)	N/A
Jody L. Taylor (2)	$230,000	$315,000		37.0%
Helena Lo	$230,000	$300,000		30.4%
Gregory J. Kilrea	$220,000	$300,000		36.4%
__________________

(1)	Amount represents Mr. Nicholson’s base salary effective as of the date of his appointment as our Chief Financial Officer on November 5, 2008.

(2)	Ms. Taylor ceased serving as our Chief Financial Officer effective November 5, 2008 and was no longer an executive officer as of such date.

Under the terms of the new employment agreements we are required to review each named executive officer's base salary annually and increase the base salary on each April 1 by at least the greater of 4% or the most recently published increase in the Consumer Price Index.

Incentive Bonuses.  For 2008, our executive officers and other full-time employees were eligible to receive annual incentive cash bonuses under our Incentive Bonus Plan.  Our stockholders approved this bonus plan at the 2008 Annual Meeting of Stockholders.  Our Incentive Bonus Plan is

administered by our Compensation Committee.  Our Compensation Committee has the authority to select persons to receive awards from among the eligible employees and set the terms and conditions of each award consistent with the terms of the Incentive Bonus Plan.

Under our Incentive Bonus Plan, eligible participants, including our named executive officers, are entitled to receive awards based upon the attainment and certification of certain performance goals established by our Compensation Committee over the applicable performance period.  Performance Goals may vary by the participant and the type of award.  Additionally, our Compensation Committee may provide that attainment of a performance goal shall be measured by adjusting the evaluation of performance to eliminate the effects of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, as well as the cumulative effect of accounting changes.  Our Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Incentive Bonus Plan.

All awards earned under our Incentive Bonus Plan are paid in cash no later than the fifteenth day of the third month following the end of our fiscal year in which the applicable performance period ends.  The maximum dollar value payable to any participant in the Incentive Bonus Plan in any 12-month period with respect to performance awards is $2,500,000.

For 2008, participants under our Incentive Bonus Plan included management and salaried team members as determined by our Chief Executive Officer and President and each participant was assigned a bonus unit value which determined the total bonus that the participant was eligible to receive.  For 2008, the bonus unit value was calculated based on our pre-bonus earnings before interest, taxes, depreciation and amortization adjusted for acquisitions, for non-recurring items and to exclude compensation expense for equity awards ("Pre-Bonus EBITDA"), minus our cost of invested capital, which we refer to in this proxy statement as "Capital Adjusted EBITDA," with a Pre-Bonus EBITDA targeted amount set to equal the average of Pre-Bonus EBITDA for 2006 and pre-bonus EBITDA for 2007 multiplied by 105%.  At least 80% of the Pre-Bonus EBITDA target was required to be met for any bonus payments to be made for 2008.  If 80% of the Pre-Bonus EBITDA target was achieved, the total payout amount would have been 5% of Capital Adjusted EBITDA.  If 100% of the Pre-Bonus EBITDA target was met, the total payout would have been 20% of Capital Adjusted EBITDA.  If 120% of the Pre-Bonus EBITDA target was met, the total payout amount would have been 30% of Capital Adjusted EBITDA.

Allocations for 2008 were set to result in payouts to Mr. Stoelting and Mr. Henseler equal to 2.25 times their base salaries at 100% of the target Pre-Bonus EBITDA, to Ms. Taylor equal to 1.70 times her base salary at 100% of the target Pre-Bonus EBITDA, and to Ms. Lo and Mr. Kilrea equal to 1.75 times their base salaries at 100% of the target Pre-Bonus EBITDA.  These target bonus levels provided for targeted total cash compensation (base salary and target annual bonus) at the 75th percentile of the performance peer group.  See "Peer Group Benchmarking" above.  Mr. Nicholson's full-year target was set at 1.70 times his base salary, and for 2008 he was allocated 50% of his full-year target as he was appointed as our Chief Financial Officer on November 5, 2008 and had previously served as a consultant to RC2 since July 2008.

For 2008, we did not achieve at least 80% of the Pre-Bonus EBITDA target.  Accordingly, no bonuses were paid for 2008 under the Incentive Bonus Plan.

The Compensation Committee has selected performance goals and target bonus amounts for 2009 under our Incentive Bonus Plan.  For 2009, part of the performance goal is based on Pre-Bonus EBITDA and the other part of the performance goal is based on eligible net sales.  The Pre-Bonus EBITDA incentive for 2009 will operate consistent with the Pre-Bonus EBITDA incentive for 2008.  At least 80% of the Pre-Bonus EBITDA target must be met for any bonus payments to be made under the Pre-Bonus EBITDA incentive for 2009.  With respect to the net sales incentive, an aggregate payout of $2 million is available for 2009 if the 2009 net sales target is met, and if the 2009 net sales target is not met, no bonus payments will be made under the net sales incentive for 2009.  In addition, an aggregate payout of $2 million will be available for 2010 if the 2010 net sales target is met.  If the target is not met for either of 2009 or 2010, but due to net sales exceeding target in the other year such that the cumulative net sales for 2009 and 2010 meets the cumulative target for those years (the sum of the net sales targets for 2009 and 2010), then the aggregate cumulative payout of $4 million will be made.

The table below sets forth the targeted bonus amounts for the named executive officers at 100% of target Pre-Bonus EBITDA for 2009 and at the net sales target for 2009:

Name	2009 Target Bonus for Pre-Bonus EBITDA	2009 Target Bonus for Net Sales	Total 2009 Target Bonus	% of Base Salary
Curtis W. Stoelting	$708,750	$303,750	$1,012,500	225%
Peter J. Henseler	$708,750	$303,750	$1,012,500	225%
Peter A. Nicholson	$357,000	$153,000	$510,000	170%
Helena Lo	$367,500	$157,500	$525,000	175%
Gregory J. Kilrea	$367,500	$157,500	$525,000	175%

Discretionary Bonus.  While we have principally relied on our formula-based bonus plans, our named executive officers are eligible to receive discretionary cash bonuses awarded by our Compensation Committee.  These discretionary bonuses allow us to recognize extraordinary individual performance by our executive officers and to have the flexibility to maintain competitive compensation when needed.  No discretionary bonuses were awarded to our named executive officers for 2008.  We paid aggregate discretionary bonuses of approximately $0.9 million to employees other than our named executive officers for 2008.

Equity Based Compensation.  We believe that equity compensation is an effective means of aligning the long-term interests of our employees, including our executive officers, with our stockholders.  Our 2005 Stock Incentive Plan authorizes the Compensation Committee to issue stock options, stock settled stock appreciation rights and restricted stock.  Prior to February 2009, grants to our executive officers under the 2005 Stock Incentive Plan consisted solely of stock options.  On February 25, 2009, we granted stock appreciation rights to our executive officers rather than stock options.

In determining the total size of the option and stock appreciation right grants, the Compensation Committee considers various factors such as the outstanding number of options and stock appreciation rights, the amount of additional options and stock appreciation rights available under the 2005 Stock Incentive Plan and the percent of the outstanding shares of our common stock represented by outstanding options and stock appreciation rights.  In determining the size of the option or stock appreciation right grant to each proposed recipient, the Compensation Committee considers the level of responsibility of the proposed recipient, the recipient's performance and the existing option and stock appreciation right holdings of the proposed recipient, including the expiration, exercise and vesting criteria of such options and stock appreciation rights.  Our 2005 Stock Incentive Plan provides that the maximum annual awards available to a participant under the plan are 250,000 shares of our common stock.

All of our named executive officers had employment agreements that provide for  annual grants of stock options (which in 2009 were in the form of stock appreciation rights) based upon receiving a minimum value of options determined in accordance with U.S. generally accepted accounting principles. These employment agreements require us to grant stock options to the named executive officers having the values determined in accordance with U.S. generally accepted accounting principles set forth in the tables below.  These minimum option value levels provide for targeted equity compensation at the 75th percentile of the performance peer group.  See "Peer Group Benchmarking" above.  In no event, however, may the number of stock options granted under the new employment agreements in any year exceed the maximum amount authorized under the 2005 Stock Incentive Plan.

All of our named executive officers (other than Mr. Nicholson) received stock option grants on March 4, 2008 pursuant to the terms of their 2008 employment agreements.  On March 4, 2008, we made grants of stock options for 143,000 shares to Mr. Stoelting, 143,000 shares to Mr. Henseler, 68,000 shares to Ms. Taylor, 50,000 shares to Ms. Lo and 50,000 shares to Mr. Kilrea.  All of these options granted to our named executive officers have an exercise price of $20.23, a ten-year term and vest 20% per year on the anniversary of the date of grant over the first five years of the term of the option. The options had a grant date fair value per option of $9.47 as determined pursuant to SFAS No. 123R.  Additionally, effective with his appointment as our Chief Financial Officer, on November 5, 2008 we granted stock options of 60,000 shares to Mr. Nicholson.  This stock option has an exercise price of $12.45, a ten-year term and vests 20% per year on the anniversary of the date of grant over the first five years of the term of the option. This option had a grant date fair value per option of $5.96 as determined pursuant to SFAS No. 123R.  These options are all non-qualified stock options under the Internal Revenue Code with an exercise price equal to the closing price of our common stock on the date of grant.  As a result, these stock options will only have value to the named executive officers if our stock price increases after the date of grant.  Due to the decline in our stock price since the date of grant of these options, the current value of these stock options have significantly decreased since they were granted.  All of these options were "out of the money" based upon the closing price per share of our common stock of $5.11 on February 25, 2009.  The table below compares for the 2008 option grants the minimum annual values to be granted to our named executive officers under their employment agreements, the fair values under SFAS 123R on the date of grant and the Black-Scholes fair values calculated as of February 25, 2009.

2008 Option Grants

Name	Employment Agreement Minimum Value	Grant Date Fair Value (1)	Fair Value as of 02/25/09 (2)
Curtis W. Stoelting	$2,000,000	$1,354,169	$181,896
Peter J. Henseler	$2,000,000	$1,354,169	$181,896
Peter A. Nicholson	$950,000	$357,389	$108,360
Helena Lo	$700,000	$473,486	$63,600
Gregory J. Kilrea	$700,000	$473,486	$63,600

______________

(1)
The value of the award is based upon the grant date fair value of the 2008 awards determined pursuant to SFAS 123R. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. See note 11 to our consolidated financial statements filed with the SEC on March 3, 2009 as part of our Annual Report on Form 10-K for the assumptions we relied on in determining the value of these awards.

(2)
The fair value of the options is determined under the Black-Scholes option pricing model as of February 25, 2009 with the following assumptions:  weighted average expected life:  7 years; weighted average risk-free rate of return:  2.4%; weighted average expected volatility:  54%; and weighted average dividend yield:  none.

On February 25, 2009, we made grants of stock settled stock appreciation rights of 250,000 shares to Mr. Stoelting, 250,000 shares to Mr. Henseler, 118,600 shares to Mr. Nicholson, 118,600 shares to Ms. Lo and 118,600 shares to Mr. Kilrea.  All of these stock appreciation rights have an exercise price of $5.11 per share, a ten-year term and vest 33⅓% per year on the anniversary of the date of grant over the first three years of the term of the stock appreciation right.  These stock appreciation rights will only have value to the named executive officers if our stock price increases after the date of grant.  The stock appreciation rights had a grant date fair value per stock appreciation right of $2.61 as determined pursuant to SFAS No. 123R.  The value of the stock appreciation rights granted on February 25, 2009 were between 32.6% and 44.2% of the minimum values specified in the employment agreements of these executive officers due to the cap on annual stock grants to any one person in our 2005 Stock Incentive Plan.  Although the cap only affected the grants to Mr. Stoelting and Mr. Henseler, the grants to Mr. Nicholson, Ms. Lo and Mr. Kilrea were also reduced from the minimum values in their employment agreements.
Given the significant reduction in the size of the grants, the Compensation Committee approved vesting of the stock appreciation rights 33⅓% over the first three years of the term of the stock appreciation rights rather than our previous practice of vesting options over five years.  The table below compares for the 2009 stock appreciation right grants the minimum annual values to be granted to our named executives under their employment agreements and the fair values under SFAS 123R on the date of grant.

2009 Stock Appreciation Right Grants

Name	Employment Agreement Minimum Value	Grant Date Fair Value (1)
Curtis W. Stoelting	$2,000,000	$652,687
Peter J. Henseler	$2,000,000	$652,687
Peter A. Nicholson	$950,000	$309,635
Helena Lo	$700,000	$309,635
Gregory J. Kilrea	$700,000	$309,635
______________

(1)
The value of the award is based upon the grant date fair value of the 2009 awards determined pursuant to SFAS 123R. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. The grant date fair value of the stock appreciation rights is estimated under the Black-Scholes option pricing model with the following assumptions: weighted average expected life: 6 years; weighted average risk-free rate of return: 2.2%; weighted average expected volatility: 52%; and weighted average dividend yield: none.

All option or stock appreciation right grants to executive officers have incorporated the following terms:

●	the term does not exceed ten years;

●	the grant price is not less than the market price of our common stock on the date of grant; and

●	re-pricing is prohibited unless approved by our stockholders.

Perquisites and Other Compensation.  Our named executive officers participate in other benefit plans generally available to all employees on the same terms as similarly situated employees, including participation in medical, health, dental, disability, life insurance and 401(k) plans.  In addition, each of Mr. Stoelting, Mr. Henseler, Mr. Nicholson, Ms. Lo and Mr. Kilrea receives an auto allowance of $750 per month in connection with the lease or ownership of an automobile and at least $2,000,000 of life insurance coverage and disability coverage up to 75% of base salary, provided that we are not required to pay premiums in excess of $20,000 in any year for such insurance coverage for any single named executive officer. Additionally, Mr. Stoelting made personal use of our airplane and Ms. Lo was provided a company-paid country club membership.  These benefits are included in the Summary Compensation Table in the "All Other Compensation" column.

Change of Control and Severance Benefits

As noted above, we have entered into an employment agreement effective April 1, 2008 with each of our named executive officers, other than Mr. Nicholson.  Effective November 5, 2008 we entered into an employment agreement with Mr. Nicholson.  These employment agreements set forth the terms and conditions for employment of the executive officers, and include severance benefits, change in control benefits, and noncompetition and confidentiality covenants restricting the executive's activities both during and for a period of time after employment.  These employment agreements are summarized in more detail below under "Employment Agreements" and "Post-Employment Compensation."

These employment agreements with our named executive officers provide for continuation of salary, a payment based on prior bonus awards or target bonus amount and medical, dental and health coverage benefits for a period after termination of employment by us other than for cause (as defined in the employment agreements) or by the executive officer for good reason (as defined in the employment agreements), or if we fail to renew the employment agreement at the end of its term other than for cause.  If such a termination of employment occurs after the occurrence of or in contemplation of a change of control, the executive officer will receive increased benefits.  The terms of these arrangements and the amount of benefits available to the named executive officers are described below under "Post-Employment Compensation."

These employment agreements with our named executive officers also provide for the automatic vesting of all stock options held by these executive officers upon the occurrence of a change of control (as well as upon death or disability).  Under our 2005 Stock Incentive Plan, the Board of Directors or the Compensation Committee has the discretion to accelerate the vesting of other stock options held by other option recipients upon a change of control, but is not required to do so.

We believe that these severance benefits are important as a recruiting and retention device and represent reasonable consideration in exchange for the noncompetition, confidentiality and other restrictions applicable to the executive officers under the employment agreements.  Although the Compensation Committee did not review severance data in the compensation surveys used to benchmark other components of executive compensation, the severance benefits of our named executive officers were set at a level that the members of the Compensation Committee believed, based on their experience and industry knowledge, is competitive to support our objective of retention.  In addition, the provision of ordinary severance equal to two years of continued base salary relates to the two year non-competition period in the employment agreements with our named executive officers.  The Compensation Committee also believes that enhanced severance benefits are needed in connection with a change of control to provide a competitive level of compensation and to address the greater level of uncertainty to the named executive officers in connection with a potential change of control.  The severance benefits did not influence the Compensation Committee's decision regarding other compensation elements, which were set based on the compensation surveys as described above under "Peer Group Benchmarking."

Tax and Accounting Considerations

Deductibility of Executive Compensation.  Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public corporation for non-performance-based compensation over $1,000,000 paid for any fiscal year to each of the individuals who were, at the end of the fiscal year, the corporation's chief executive officer and the four other most highly compensated executive officers.  Through the end of 2008, we do not believe that any of the compensation paid to our executive officers exceeded the limit on deductibility in Section 162(m).  Our Incentive Bonus Plan is intended to satisfy the requirements for "performance-based compensation" under Section 162(m) of the Internal Revenue Code.  As a result, we believe that awards under the Incentive Bonus Plan will satisfy the requirements for "performance-based compensation" under Section 162(m) and, accordingly, do not count against the $1,000,000 limit and are deductible by us.  Other compensation paid or imputed to individual executive officers covered by Section 162(m) may not satisfy the requirements for "performance-based compensation" and may cause non-performance-based compensation to exceed the $1,000,000 limit, and would then not be deductible by us to the extent in excess of the $1,000,000 limit.  Although the Compensation Committee designs certain components of executive compensation to preserve income tax deductibility, it believes that it is not in the stockholders' interest to restrict the Compensation Committee's discretion and flexibility in developing appropriate compensation programs and establishing compensation levels and, in some instances, the Compensation Committee may approve compensation that is not fully deductible.

Accounting for Stock-Based Compensation.  Beginning on January 1, 2006, we began accounting for stock-based payments, including stock options, stock appreciation rights and restricted stock under our 2005 Stock Incentive Plan, in accordance with the requirements of SFAS 123R.  The Compensation Committee considers the impact of the expense to RC2 under SFAS 123R, among other factors, in making its decisions with respect to equity compensation grants.

Timing of Equity Compensation Grants

We have consistently applied the practice of making all option and stock appreciation right grants to employees (other than inducement grants to new employees) annually on the date of the quarterly meeting of the Board of Directors held in February or March of each year, after we announce earnings for the prior year.  As described above, all five of our current executive officers, Mr. Stoelting, Mr. Henseler, Mr. Nicholson, Ms. Lo and Mr. Kilrea, have employment agreements that provide for automatic annual option grants (which in 2009 were in the form of stock settled stock appreciation rights), which must be made on the earlier of (1) the quarterly meeting of the Board of Directors held in February of the applicable year or (2) February 28 of the applicable year.  The grant date (other than for inducement grants to new employees) is always the date of approval of the grant by our Board of Directors or the Compensation Committee, as applicable, and the grant date for inducement grants to new employees is the first date of employment.  The exercise price is the closing price of shares of our common stock on the NASDAQ Stock Market on the grant date.  Under amendments to our Outside Director Compensation Plan effective January 1, 2007, our outside directors receive annual grants of restricted stock after the election of directors at the Annual Meeting of Stockholders.  See "Director Compensation" for more information.

Report of the Compensation Committee

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with our management and, based on such review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE: John J. Vosicky (Chairman) Thomas M. Collinger Michael J. Merriman, Jr.

Summary Compensation Table

The following table provides information for 2008, 2007 and 2006 concerning the compensation paid by us to the person who served as our principal executive officer in 2008, each of the two individuals who served as our principal financial officer in 2008 and our three other most highly compensated executive officers based on their total compensation in 2008.  We refer to these six executive officers as our "named executive officers" in this proxy statement.

Name and Principal Position	Year	Salary		Bonus (Note 1)		Option Awards (Note 2)		Non-Equity Incentive Plan Compensation (Note 3)		All Other Compensation (Note 4)		Total
Curtis W. Stoelting, Chief Executive Officer	2008 2007 2006	$ $ $	443,269 425,000 425,000	$ $ $	-- -- 72,250	$ $ $	1,011,770 823,803 688,458	$ $ $	-- -- 140,250	$ $ $	76,769 89,455 52,020	$ $ $	1,531,808 1,338,258 1,377,978
Peter J. Henseler, President	2008 2007 2006	$ $ $	443,269 425,000 425,000	$ $ $	-- -- 72,250	$ $ $	1,011,770 823,803 688,458	$ $ $	-- -- 140,250	$ $ $	37,603 35,634 36,279	$ $ $	1,492,642 1,284,437 1,362,237
Peter A. Nicholson, Chief Financial Officer (5)	2008		$108,361		$--		$10,927		$--		$1,246		$120,534
Jody L. Taylor, Former Chief Financial Officer (6)	2008 2007 2006	$ $ $	264,423 230,000 230,000	$ $ $	-- -- 78,200	$ $ $	1,543,333 348,849 294,631	$ $ $	-- -- 75,900	$ $ $	30,943 32,060 28,647	$ $ $	1,838,699 610,909 707,378
Helena Lo, Executive Vice President and Managing Director of RC2 (H.K.) Limited	2008 2007 2006	$ $ $	295,320 230,000 230,000	$ $ $	-- -- 78,200	$ $ $	426,193 364,068 309,780	$ $ $	-- -- 75,900	$ $ $	48,512 44,296 42,122	$ $ $	770,025 638,364 736,002
Gregory J. Kilrea, Chief Operating Officer ____________________________	2008 2007 2006	$ $ $	278,462 217,308 204,616	$ $ $	-- -- 71,400	$ $ $	302,481 211,515 126,878	$ $ $	-- -- 69,300	$ $ $	33,746 30,414 28,862	$ $ $	614,689 459,237 501,056

Explanatory Notes for Summary Compensation Table:

        (1)   Bonus payments were awarded in the discretion of the Compensation Committee in February 2007 based on 2006 performance.

       (2)   The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007, and 2006, in accordance with SFAS 123R, of stock option awards pursuant to our stock incentive plans and, thus, include amounts from awards granted prior to the applicable year that vested in the applicable year. Assumptions used in the calculation of this amount for fiscal years ending December 31, 2006, 2007, and 2008 are included in note 11 to our audited consolidated financial statements, included in our Annual Report on Form 10-K filed with the SEC on March 3, 2009.  Ms. Taylor ceased serving as our Chief Financial Officer effective November 5, 2008.  On such date, Ms. Taylor entered into a new employment agreement as our Director of Risk Management which provides for the automatic vesting of all stock options held by Ms. Taylor upon the termination of her employment for any reason.  As a result, all of the unvested options held by Ms. Taylor on such date were treated having become vested for purposes of SFAS 123R, resulting in $1,174,696 being recognized for financial reporting purposes with respect to those options.

        (3)   This column discloses the dollar value of all amounts earned by the named executive officers under our Incentive Bonus Plans for performance in 2006. No amounts were earned under our Incentive Bonus Plans for performance in 2008 and 2007. See "Compensation Discussion and Analysis."

        (4)   The table below shows the components of this column, which include our match for each individual's 401(k) plan contributions, the cost of premiums paid by us for term life insurance and disability insurance under which the named executive officer is a beneficiary, perquisites consisting of an automobile allowance and in the case of Mr. Stoelting, personal plane usage, and in the case of Ms. Lo, country club memberships. For the calculation of the incremental cost of the personal use of the company airplane, we calculate a per hour amount for variable costs such as fuel, landing and parking fees and expenses for the flight crew, and then multiply that per hour cost by the number of hours of personal use by Mr. Stoelting.

Name	Year	401(k) Match (a)		Life and Disability Insurance		Perquisites		Total "All Other Compensation"
Curtis W. Stoelting	2008 2007 2006	$ $ $	16,100 15,750 15,400	$ $ $	14,190 14,505 6,540	$ $ $	46,479 59,200 30,080	$ $ $	76,769 89,455 52,020
Peter J. Henseler	2008 2007 2006	$ $ $	16,100 15,750 15,400	$ $ $	12,988 12,684 13,679	$ $ $	8,515 7,200 7,200	$ $ $	37,603 35,634 36,279
Peter A. Nicholson	2008		$--		$--		$1,246		$1,246
Jody L. Taylor	2008 2007 2006	$ $ $	16,100 15,750 15,400	$ $ $	7,470 6,479 7,247	$ $ $	7,373 9,831 6,000	$ $ $	30,943 32,060 28,647
Helena Lo	2008 2007 2006	$ $ $	14,125 11,500 15,400	$ $ $	18,376 17,186 16,130	$ $ $	16,011 15,610 14,492	$ $ $	48,512 44,296 46,022
Gregory J. Kilrea	2008 2007 2006	$ $ $	16,100 15,750 15,400	$ $ $	9,131 7,464 6,262	$ $ $	8,515 7,200 7,200	$ $ $	33,746 30,414 28,862
____________________________

(a) For Ms. Lo, the amount is a company contribution to a statutory pension plan under Hong Kong law.

      (5)   Effective November 5, 2008, Mr. Nicholson was appointed as our Chief Financial Officer. Mr. Nicholson's salary includes $70,284 paid to Mr. Nicholson's consulting firm during 2008 prior to his appointment as our Chief Financial Officer.

        (6)   Effective November 5, 2008, Ms. Taylor ceased serving as our Chief Financial Officer. Ms. Taylor's salary includes $11,827 paid to her from November 5 through December 31, 2008 pursuant to the terms of her employment as our Director of Risk Management. See note 2 above for an explanation of the amount shown on the summary compensation table for 2008 with respect Ms. Taylor's stock options under SFAS 123R.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards						All Other Option Awards: Number of Securities		Exercise or Base Price of Option	Grant Date Fair Value of
Name	Grant Date	Threshold		Target		Maximum		Underlying Options		Awards ($/Sh)	Option Awards (4)
Curtis W. Stoelting	3/4/08	--		--		--		143,000	(2)	$20.23	$1,354,169
	--	$0	(1)	$1,012,500	(1)	$2,500,000	(1)	--		--	--
Peter J. Henseler	3/4/08	--		--		--		143,000	(2)	$20.23	$1,354,169
	--	$0	(1)	$1,012,500	(1)	$2,500,000	(1)	--		--	--
Peter A. Nicholson (5)	11/5/08	--		--		--		60,000	(2)	$12.45	$357,389
	--	$0	(1)	$255,000	(1)	$629,630	(1)	--		--	--
Jody L. Taylor	3/4/08	--		--		--		68,000	(2)	$20.23	$643,941
	--	$0	(1)	$535,500	(1)	$1,322,222	(1)	--		--	--
Helena Lo	3/4/08	--		--		--		50,000	(2)	$20.23	$473,486
	--	$0	(1)	$525,000	(1)	$1,296,296	(1)	--		--	--
Gregory J. Kilrea	3/4/08	--		--		--		50,000	(2)	$20.23	$473,486
	--	$0	(1)	$525,000	(1)	$1,296,296	(1)	--		--	--
____________________________

        (1)   These amounts show the range of payouts targeted for 2008 performance under our Incentive Bonus Plan as described in "Compensation Discussion and Analysis." The Incentive Bonus Plan entitles participants to earn a percentage (which varies by participant and is dependent upon the applicable participant’s position and responsibility) of a bonus pool amount.  The bonus amount for each executive officer is equal to the amount by which our Pre-Bonus EBITDA exceeds targeted Pre-Bonus EBITDA.  If Pre-Bonus EBITDA for the year does not exceed 80% of the target, no bonuses are paid under our Incentive Bonus Plan, and as a result the threshold amounts are $0.  If Pre-Bonus EBITDA equals the target, then bonuses equal to 20% of Capital Adjusted EBITDA are paid out.  If Pre-Bonus EBITDA equals 120% of the target, then bonuses equal to 30% of Capital Adjusted EBITDA are paid out.  For 2008, Pre-Bonus EBITDA did not exceed 80% of the target, and accordingly no bonus amounts were earned for 2008 under the Incentive Bonus Plan.

        (2)   Each common stock option vests pro rata over a five-year period on each of March 4, 2009, March 4, 2010, March 4, 2011, March 4, 2012 and March 4, 2013 and expires on March 4, 2018.

        (3)   The common stock option vests pro rata over a five year-period on each of November 5, 2009, November 5, 2010, November 5, 2011, November 5, 2012 and November 5, 2013 and expires on November 5, 2018.

        (4)   The value of the award is based upon the grant date fair value of the 2008 awards determined pursuant to SFAS 123R. Generally, the grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. See note 11 to our consolidated financial statements filed with the SEC on March 3, 2009 as part of our Annual Report on Form 10-K for the assumptions we relied on in determining the value of these awards.

         (5)   Mr. Nicholson's target and maximum awards are based upon Company performance from July through December, 2008 and was set at 50% of 1.70 times Mr. Nicholson's annual base salary in effect on November 5, 2008, the date of Mr. Nicholson's appointment as our Chief Financial Officer.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding unexercised options held by our named executive officers at December 31, 2008.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Curtis W. Stoelting	71,449	--	$1.5625	08/31/10 (1)
	75,000	--	$7.94	10/30/11 (2)
	35,000	--	$13.39	02/25/13 (3)
	32,000	8,000	$24.78	02/24/14 (4)
	31,500	21,000	$31.27	03/01/15 (5)
	20,000	30,000	$35.72	02/21/16 (6)
	10,000	40,000	$39.09	02/21/17 (7)
	--	143,000	$20.23	03/04/18 (8)
Peter J. Henseler	9,152	--	$10.94	03/24/09 (9)
	20,000	--	$5.00	10/21/09 (10)
	75,000	--	$7.94	10/30/11 (2)
	35,000	--	$13.39	02/25/13 (3)
	32,000	8,000	$24.78	02/24/14 (4)
	31,500	21,000	$31.27	03/01/15 (5)
	20,000	30,000	$35.72	02/21/16 (6)
	10,000	40,000	$39.09	02/21/17 (7)
	--	143,000	$20.23	03/04/18 (8)
Peter A. Nicholson	--	60,000	$12.45	11/05/18 (11)
Jody L. Taylor	12,547	--	$13.39	02/25/13 (3)
	16,000	4,000	$24.78	02/24/14 (4)
	12,600	8,400	$31.27	03/01/15 (5)
	8,000	12,000	$35.72	02/21/16 (6)
	4,000	16,000	$39.09	02/21/17 (7)
	--	68,000	$20.23	03/04/18 (8)
Helena Lo	19,800	4,950	$24.78	02/24/14 (4)
	12,600	8,400	$31.27	03/01/15 (5)
	8,000	12,000	$35.72	02/21/16 (6)
	4,000	16,000	$39.09	02/21/17 (7)
	--	50,000	$20.23	03/04/18 (8)
Gregory J. Kilrea	4,000	2,000	$29.02	04/26/14 (12)
	3,200	3,200	$31.27	03/01/15 (5)
	6,000	9,000	$35.72	02/21/16 (6)
	4,000	16,000	$39.09	02/21/17 (7)
	--	50,000	$20.23	03/04/18 (8)
____________________________

(1)	The common stock option vested pro rata over a five-year period on each of August 31, 2001, August 31, 2002, August 31, 2003, August 31, 2004 and August 31, 2005.

(2)	The common stock option vested pro rata over a five-year period on each of October 30, 2002, October 30, 2003, October 30, 2004, October 30, 2005 and October 30, 2006.

(3)	The common stock option vested pro rata over a five-year period on each of February 25, 2004, February 25, 2005, February 25, 2006, February 25, 2007 and February 25, 2008.

(4)	The common stock option vested pro rata over a five-year period on each of February 24, 2005, February 24, 2006, February 24, 2007, February 24, 2008 and February 24, 2009.

(5)	The common stock option vests pro rata over a five-year period on each of March 1, 2006, March 1, 2007, March 1, 2008, March 1, 2009 and March 1, 2010.

(6)	The common stock option vests pro rata over a five-year period on each of February 21, 2007, February 21, 2008, February 21, 2009, February 21, 2010 and February 21, 2011.

(7)	The common stock option vests pro rata over a five-year period on each of February 21, 2008, February 21, 2009, February 21, 2010, February 21, 2011 and February 21, 2012.

(8)	The common stock option vests pro rata over a five-year period on each of March 4, 2009, March 4, 2010, March 4, 2011, March 4, 2012 and March 4, 2013.

(9)	The common stock option vested pro rata over a five-year period on each of March 24, 2000, March 24, 2001, March 24, 2002, March 24, 2003 and March 24, 2004.

(10)	The common stock option vested pro rata over a five-year period on each of October 21, 2000, October 21, 2001, October 21, 2002, October 21, 2003 and October 21, 2004.

(11)	The common stock option vests pro rata over a five-year period on each November 5, 2009, November 5, 2010, November 5, 2011, November 5, 2012 and November 5, 2013.

(12)	The common stock option vests pro rata over a five-year period on each of April 26, 2005, April 26, 2006, April 26, 2007, April 26, 2008 and April 26, 2009.

Option Exercises

The following table provides information regarding the options exercised by our named executive officers during 2008.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)
Curtis W. Stoelting	--	--

Peter J. Henseler	--	--

Peter A. Nicholson	--	--

Jody L. Taylor	--	--

Helena Lo	15,000	$186,237

Gregory J. Kilrea	--	--
_________________

(1)            Value realized equals the market price of our Common Stock at the time of exercise, minus the exercise price, multiplied by the number of shares acquired on exercise.

Employment Agreements

Effective April 1, 2008 we entered into employment agreements with each of Curtis W. Stoelting, Peter J. Henseler, Helena Lo and Gregory J. Kilrea and effective November 5, 2008 we entered into an employment agreement with Peter A. Nicholson.  Each of these employment agreements expire on March 31, 2011, unless earlier terminated in accordance with its terms.  The terms of these employment agreements generally included the following:

●
Mr. Stoelting received an annual base salary of at least $450,000, Mr. Henseler received an annual base salary of at least $450,000, Mr. Nicholson received an annual base salary of at least $300,000, Ms. Lo received an annual base salary of at least $300,000 and Mr. Kilrea received an annual base salary of at least $300,000.  We are required to review each named executive officer's base salary annually and increase the base salary on each April 1 by at least the greater of 4% or the most recently published increase in the Consumer Price Index;

●	each of these executive officers is entitled to participate in our bonus plans, stock incentive plan and employee stock purchase plan;

●	each of these executive officers is entitled to participate in our Incentive Bonus Plan which provides for a minimum target bonus based upon a multiple of the executive officer's base salary, which is described above under the section "Compensation Discussion and Analysis;"

●	each of the executive officers is entitled to the grant of stock options (which in 2009 were in the form of stock appreciation rights) having a minimum value determined in accordance with U.S. generally accepted accounting principles as summarized above under the section "Compensation Discussion and Analysis;"

●	each of these executive officers receives an auto allowance of $750 per month and each is eligible to participate in any medical, health, dental, disability and life insurance policy that we maintain for the benefit of our other senior management;

●	each of these executive officers also receives at our expense at least $2 million of life insurance coverage and disability insurance coverage up to 75% of the executive officer's base salary, provided that we will not be required to pay premiums in excess of $20,000 in any year for this insurance coverage for any single executive officer;

●	in the event of the termination of the executive officer's employment due to the death or disability of the executive officer, the executive officer or his or her designated beneficiary has up to twelve months after termination to exercise any vested stock options previously granted to the executive officer;

●	in the event the executive officer's employment is terminated by RC2 without cause (as defined in the employment agreements) or by the executive officer for good reason (as defined in the employment agreements), the executive officer is entitled to a lump sum payment equal to 50% of the target bonus or, if after or in anticipation of a change of control, the executive officer is entitled to the greater of 200% of the average annual payments under our bonus plans over the preceding three years or 100% of his or her current year target bonus amount;

●	to the extent necessary to comply with Internal Revenue Code Section 409A, in the event the executive officer's employment is terminated by RC2 without cause (as defined in the employment agreements) or by the executive officer for good reason (as defined in the employment agreements), RC2 will make a lump sum payment after the six month anniversary of the date of termination of employment equal to the severance benefits (other than certain fringe benefits) that would have otherwise been payable prior to such date plus interest thereon at the prime rate and thereafter continue payment of severance benefits until fully paid under the terms of the employment agreement, provided that, if such termination of employment relates to a change of control (as defined in the employment agreements), such severance benefits will be paid by RC2 in a lump sum into a rabbi trust for the benefit of the executive officer upon termination of employment and will not be released from the rabbi trust until after the six month anniversary of the date of termination of employment;

●	in the event the executive officer's employment is terminated by the executive officer without good reason (as defined in the employment agreements), we are obligated to pay the executive officer his or her actual current year bonus earned, as determined at year end and prorated by the number of months employed in the year of termination;

●	the executive officer has up to twelve months after termination other than by us for cause to exercise any vested stock options or stock appreciation rights previously granted to the executive officer;

●	all outstanding options and stock appreciation rights vest upon death or disability as well as upon a change of control of RC2; and

●	each of these executive officers agreed not to compete with us during employment and for a period of two years following termination of employment (six months if employment is terminated by us after a change of control or if the employment agreement is not renewed by us after the expected completion date of the employment agreement) and agreed to maintain the confidentiality of our proprietary information and trade secrets during the term of employment and for five years thereafter.

Ms. Taylor's April 1, 2008 employment agreement terminated effective as of November 5, 2008 when she ceased serving as our Chief Financial Officer and was appointed as our Director of Risk Management.  Her April 1, 2008 employment agreement had substantially the same terms as those described above except that her annual base salary was not less than $315,000.

Post-Employment Compensation

Pension Benefits

We do not currently provide any pension benefits to any of our executive officers.  Our U.S.-based executive officers are eligible to participate in our 401(k) plan on the same terms as our other U.S.-based employees.  During the 2008 plan year, we contributed to each participant a matching contribution equal to 100% on the first 4% of an employee's annual wages and 50% on the next 6% of an employee's annual wages.  All of our executive officers participated in our 401(k) plan during 2008 and received matching contributions, other than Ms. Lo, for whom we made contributions to a statutory pension plan under Hong Kong law, and Mr. Nicholson.

Nonqualified Deferred Compensation

We do not currently provide any nonqualified deferred compensation or other deferred compensation plans.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with each of Curtis W. Stoelting, Peter J. Henseler, Peter A. Nicholson, Helena Lo and Gregory J. Kilrea that provide for severance benefits, including increased benefits following a change of control (as defined in the employment agreements).

The employment agreements in effect at the end of 2008 with our named executive officers (other than Jody L. Taylor) provide that if the executive officer's employment is terminated by us without cause (as defined in the employment agreements) or by the executive officer for good reason (as defined in the employment agreements), including a failure by us to renew the employment agreement after the expected completion date of the employment agreement other than for cause, the executive officer will be entitled to continuation of the executive officer's then effective base salary for two years following the date of termination of employment, a lump sum payment equal to 50% of the target bonus and continuation of medical, dental and health coverage for a period of three years after termination of employment.  If the executive officer's employment is terminated at any time after or in anticipation of a change of control of RC2, the executive officer will be entitled to a lump sum payment of three years of base salary and a payment equal to the greater of 200% of the average annual payments under our bonus plans over the preceding three years or 100% of his or her current year target bonus amount.  The employment agreements also provide that all outstanding options held by the executive officers will immediately vest upon a change of control of RC2.

However, to the extent necessary to comply with Internal Revenue Code Section 409A, in the event the executive officer's employment is terminated by RC2 without cause (as defined in the employment agreements) or by the executive officer for good reason (as defined in the employment agreements), RC2 will make a lump sum payment after the six month anniversary of the date of termination of employment equal to the severance benefits (other than certain fringe benefits) that would have otherwise been payable prior to such date plus interest thereon at the prime rate and thereafter continue payment of severance benefits until fully paid under the terms of the employment agreement.

The following table sets forth the compensation that Mr. Stoelting, Mr. Henseler, Mr. Nicholson, Ms. Lo and Mr. Kilrea would have been eligible to receive if the applicable executive officer's employment had been terminated as of December 31, 2008 under circumstances requiring payment of severance benefits as described above other than in connection with a change of control.

Potential Severance Under Employment Agreements

Name	Salary	Bonus	Benefits (1)	Total

Curtis W. Stoelting	$900,000	$506,250	$62,748	$1,468,998
Peter J. Henseler	$900,000	$506,250	$59,431	$1,465,681
Peter A. Nicholson	$600,000	$127,500	$48,083	$775,583
Helena Lo	$600,000	$262,500	$73,962	$936,462
Gregory J. Kilrea	$600,000	$262,500	$47,571	$910,071
__________________

(1)	The benefits consist of expenses for the continuation of medical, dental, health, life and disability coverage for a three year period.

The following table sets forth the compensation that Mr. Stoelting, Mr. Henseler, Mr. Nicholson, Ms. Lo and Mr. Kilrea would have been eligible to receive if the applicable executive officer's employment had been terminated as of December 31, 2008 under circumstances requiring payment of severance benefits as described above in connection with a change of control.

Potential Severance Payments Under Employment Agreements
Following a Change of Control

Name	Salary	Bonus	Benefits (1)	Total

Curtis W. Stoelting	$1,350,000	$1,012,500	$62,748	$2,425,248
Peter J. Henseler	$1,350,000	$1,012,500	$59,431	$2,421,931
Peter A. Nicholson	$900,000	$255,000	$48,083	$1,203,083
Helena Lo	$900,000	$525,000	$73,962	$1,498,962
Gregory J. Kilrea	$900,000	$525,000	$47,571	$1,472,571
__________________

(1)	The benefits consist of expenses for the continuation of medical, dental, health, life and disability coverage for a three year period.

As described above, the employment agreements with Mr. Stoelting, Mr. Henseler, Mr. Nicholson, Ms. Lo and Mr. Kilrea also provide for immediate vesting of all outstanding options and stock appreciation rights upon a change of control of RC2.  The following table sets forth the unvested stock options of these executive officers as of December 31, 2008 that would become vested in the event of a change of control.  None of the named executive officers held any unvested stock appreciation rights as of December 31, 2008.

Name	Number of Shares Underlying Unvested Options	Unrealized Value of Unvested Options (1)

Curtis W. Stoelting	242,000	$--
Peter J. Henseler	242,000	$--
Peter A. Nicholson	60,000	$--
Helena Lo	91,350	$--
Gregory J. Kilrea	80,200	$--
__________________

(1)  Unrealized value equals the closing market value of our Common Stock as of December 31, 2008, minus the exercise price, multiplied by the number of unvested shares of our Common Stock as of such date.  The closing market value of our Common Stock on December 31, 2008 was $10.67. Options that have an exercise price in excess of the closing market value of our Common Stock on December 31, 2008 are deemed to have no value.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors.  Effective April 15, 2005, our Board of Directors approved an Outside Director Compensation Plan that provides compensation to directors who are not officers or employees of RC2 or its subsidiaries ("outside directors").  Directors who are not outside directors receive no additional compensation for services as members of the Board or any of its committees.  All of our directors in 2008 were outside directors other than Curtis W. Stoelting and Peter J. Henseler.

Outside Director Compensation Plan

In February 2007, our Board of Directors, based upon the recommendation of the Compensation Committee, approved amendments to our Outside Director Compensation Plan.  These amendments to the Outside Director Compensation Plan were effective as of January 1, 2007.

In connection with the consideration of amendments to the Outside Director Compensation Plan, the Committee engaged Capital H Group, an independent compensation consultant, to review RC2's director compensation.  The Board of Directors and the Compensation Committee discussed the results and recommendations of this review at meetings held in 2007.  As part of its analysis, the independent compensation consultant reviewed a published survey of director compensation based on revenue size and broad industry categories and prepared a focused performance peer group survey including public companies (other than financial services companies) having market capitalization, revenue, net income, a three-year cumulative average revenue growth rate and a three-year average return on assets with a range comparable to RC2.  The independent compensation consultant determined that, although RC2's performance was within or above the median (40th to 60th percentile) of the performance peer group, both the cash and stock components of RC2's director compensation were below the median of both surveys.

Following its review of the independent compensation consultant's report, the Compensation Committee recommended and our Board of Directors approved certain amendments to the Outside Director Compensation Plan effective as of January 1, 2007.  After giving effect to these amendments, the total compensation of our outside directors is within the median of the two surveys reviewed by the independent compensation consultant.

Director Summary Compensation Table

The following table providesinformation concerning the compensation for 2008 paid by us to each of our outside directors.

Name	Fees Earned or Paid in Cash	Restricted Stock Awards (Note 1)	Stock Option Awards (Note 2)	All Other Compensation (Note 3)	Total
Robert E. Dods	$35,000	$41,365	--	$18,838	$95,203

John S. Bakalar	$43,000	$41,365	--	--	$84,365

Thomas M. Collinger	$35,000	$41,365	--	--	$76,365

Michael J. Merriman, Jr.	$35,000	$41,365	--	--	$76,365

Paul E. Purcell	$35,000	$41,365	--	--	$76,365

John J. Vosicky	$43,000	$41,365	--	--	$84,365

Daniel M. Wright	$51,000	$41,365	--	--	$92,365

Linda A. Huett	$35,000	$36,413	--	--	$71,413

Boyd Meyer (4)	$12,404	$8,856	--	--	$21,260

Peter Chung (4)	$12,404	$8,856	--	--	$21,260

Explanatory Notes for Director Summary Compensation Table:

       (1)   Under our Outside Director Compensation Plan in effect in 2008, each outside director received an award of shares of restricted stock in 2008 with a value of $75,000 per year determined based upon the Black-Scholes valuation method, which were granted annually. This valuation is based on the amount recognized for financial statement reporting purposes for the year ended December 31, 2008 in accordance with SFAS 123R.  See note 11 to our consolidated financial statements filed with the SEC on March 3, 2009 as part of our Annual Report on Form 10-K for the assumptions we relied on in determining the value of these awards.  The following table provides certain information regarding the shares of restricted stock granted to each of the outside directors in 2008 pursuant to the stock incentive component of the Outside Director Compensation Plan.  All such shares of restricted stock vest pro rata over a three year period on each anniversary date of the grant date.

Director	Number of Shares of Restricted Stock	Grant Date	Fair Market Value Per Share

Robert E. Dods	4,312	May 8, 2008	$17.39

John S. Bakalar	4,312	May 8, 2008	$17.39

Thomas M. Collinger	4,312	May 8, 2008	$17.39

Michael J. Merriman, Jr.	4,312	May 8, 2008	$17.39

Paul E. Purcell	4,312	May 8, 2008	$17.39

John J. Vosicky	4,312	May 8, 2008	$17.39

Daniel M. Wright	4,312	May 8, 2008	$17.39

Linda A. Huett	4,312	May 8, 2008	$17.39

      (2)  The following table identifies the aggregate number of shares of Common Stock subject to outstanding common stock options as of December 31, 2008 held by each of our outside directors:

Name of Outside Director	Number of Shares of Common Stock Subject to Common Stock Options Outstanding as of December 31, 2008
Robert E. Dods	1,915

John S. Bakalar	47,892

Thomas M. Collinger	3,586

Michael J. Merriman, Jr.	1,915

Paul E. Purcell	9,911

John J. Vosicky	15,862

Daniel M. Wright	3,108

Linda A. Huett	--

  (3)  In the case of Mr. Dods, consists of personal usage of the company airplane. For the calculation of the incremental cost of the personal use of the company airplane, we calculate a per hour amount for variable costs such as fuel, landing and parking fees and expenses for the flight crew, and then multiply that per hour cost by the number of hours of personal use by Mr. Dods.

 (4)  Boyd Meyer and Peter Chung did not stand for re-election at the 2008 Annual Meeting of Stockholders, and accordingly their terms as directors ended on May 8, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership on Form 3 and reports of changes in beneficial ownership of our equity securities on Form 4 or 5.  The rules promulgated by the Securities and Exchange Commission under section 16(a) of the Securities Exchange Act of 1934 require those persons to furnish us with copies of all reports filed with the Securities and Exchange Commission pursuant to section 16(a).  Based solely upon a review of such forms actually furnished to us, and written representations of certain of our directors and executive officers that no forms were required to be filed, all directors, executive officers and 10% stockholders have filed with the Securities and Exchange Commission on a timely basis all reports required to be filed under section 16(a) of the Securities Exchange Act of 1934.

TRANSACTIONS WITH RELATED PERSONS

Related Person Transactions

James Chung, brother of Peter K.K. Chung, who served as one of our directors until May 8, 2008, owns a controlling interest in one of our suppliers.  For the year ended December 31, 2008, we purchased $14.4 million of product from this supplier.  We believe that the terms for the purchase of products from this supplier is no less favorable to us then could have been obtained from an unaffiliated party.

Review and Approval of Related Person Transactions

The charter for our Audit Committee provides that one of the responsibilities of our Audit Committee is to review and approve related party transactions in accordance with NASDAQ listing requirements.  Based upon the Audit Committee's review, we believe that all of our related person transactions described above were at arms length and contained terms that were no less favorable than what we could have obtained from an unaffiliated third party.  We do not currently have a formal written set of policies and procedures for the review, approval or ratification of related person transactions.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Our Audit Committee has appointed KPMG LLP as the independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2009, as well as to attest to the effectiveness of our internal control over financial reporting as of December 31, 2009.  Unless otherwise directed, proxies will be voted in FAVOR of the ratification of such appointment.

Although this appointment is not required to be submitted to a vote of stockholders, our Board of Directors believes it appropriate as a matter of policy to request that our stockholders ratify the appointment.  If stockholder ratification is not received, our Board of Directors will reconsider the appointment, and may retain that firm or another firm without resubmitting the matter to our stockholders.  Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different firm at any time during the fiscal year if it determines that such change would be in our best interests.

It is expected that a representative of KPMG LLP will be present at our Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE
COMMISSION ON FORM 10-K

We are required to file an annual report, called a Form 10-K, with the Securities Exchange Commission.  A copy of Form 10-K for the fiscal year ended December 31, 2008 will be made available, without charge, to any person entitled to vote at the Annual Meeting.  Written requests should be directed to Peter A. Nicholson, Chief Financial Officer and Secretary, RC2 Corporation, 1111 West 22nd Street, Oak Brook, Illinois 60523.

STOCKHOLDER PROPOSALS

Proposals which stockholders intend to present at the 2010 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must be received at our principal offices no later than November 27, 2009 (120 days prior to the anniversary date of the mailing of this Proxy Statement) for inclusion in the proxy material for that meeting.  Such proposals must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

Stockholder proposals that are not intended to be included in the proxy materials for such meeting, but that are to be presented by the stockholder from the floor are subject to advance notice provisions in our by-laws.  According to our by-laws, in order to be properly brought before the meeting, a proposal not intended for inclusion in the our proxy materials must be received at our principal offices no later than February 6, 2010, which is 90 calendar days prior to the anniversary of this year's meeting date, and the notice must set forth the following: (a) a representation that the person sending the notice is a stockholder of record and will remain such through the record date for the meeting, (b) the name and address, as they appear on our books, of such stockholder, (c) the number of shares of our Common Stock which are owned beneficially and of record by such stockholder, (d) a representation that such stockholder intends to appear in person or by proxy at such meeting to make the nomination or move the consideration of other business set forth in the notice, (e) if the proposal relates to any business to be brought before the meeting other than election of directors, the text of the proposal (and the notice may also set forth any statement in support of the proposal that the stockholder wishes to bring to our attention) and shall specify any material interest of such stockholder in such business, and (f) if the proposal relates to the nomination of a candidate for election as director, the name(s) of the nominee(s), address(es) of each, a description of all arrangements or understandings between the stockholder and each nominee and any person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, the written consent of each nominee to serve as a director if so elected and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the nominee(s) of such stockholder.  If the notice does not comply with the requirements set forth in our by-laws, the chairman of the meeting may refuse to acknowledge the matter.  If the chairman of the meeting decides to present a proposal despite its untimeliness, the people named in the proxies solicited by the Board of Directors for the 2010 Annual Meeting of Stockholders will have the right to exercise discretionary voting power with respect to such proposal.

OTHER MATTERS

Our directors know of no other matters to be brought before the meeting.  If any other matters properly come before the meeting, including any adjournment or adjournments thereof, it is intended that proxies received in response to this solicitation will be voted on such matters in the discretion of the person or persons named in the accompanying proxy form.

BY ORDER OF THE BOARD OF
DIRECTORS
RC2 CORPORATION

Peter A. Nicholson, Secretary
Oak Brook, Illinois
March 27, 2009

RC2 Corporation

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6
000000000.000000 ext                     000000000.000000 ext
000000000.000000 ext                     000000000.000000 ext
000000000.000000 ext                     000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 6, 2009.

Vote by Internet
• Log on to the Internet and go to
  www.envisionreports.com/RCRC
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United
   States, Canada & Puerto Rico any time on a touch tone
   telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in
this example. Please do not write outside the designated areas.      ☒

Annual Meeting Proxy Card	123456	C0123456789	12345
IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Voting Items — The Board of Directors recommends a vote FOR the listed nominees and FOR Proposal 2.

1. The following directors have been	01 - Robert E. Dods	02 - Curtis W. Stoelting	03 - John S. Bakalar	04 - John J. Vosicky
nominated with terms to expire at the	05 - Paul E. Purcell	06 - Daniel M. Wright	07 - Thomas M. Collinger	08 - Michael J. Merriman, Jr.
2010 Annual Meeting.	09 - Linda A. Huett	10 - Peter J. Henseler

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07	08	09	10
☐	For All EXCEPT- To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐	☐	☐	☐

2. Ratification of the appointment of KPMG LLP, independent registered accounting firm, as independent auditors for the fiscal year ending December 31, 2009.	For ☐	Against ☐	Abstain ☐	3. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

A
C	Authorized Signatures — This section must be completed for your instructions to be executed. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — RC2 Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Curtis W. Stoelting and Peter A. Nicholson or either one of them, each with full power of substitution and resubstitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of RC2 Corporation to be held on May 7, 2009 at 11:00 a.m., local time, at the Chicago Marriott Oak Brook, 1401 West 22nd Street, Oak Brook, Illinois, 60523, and at any adjournment thereof, there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the matters on the reverse side and in their discretion upon such other matters as may properly come before the meeting.

Please sign exactly as your name appears hereon, date and return this Proxy. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO GRANT AUTHORITY TO ELECT THE NOMINEES AS DIRECTORS AND TO APPROVE THE RATIFICATION OF KPMG LLP, AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009. IF OTHER MATTERS COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE PROXIES APPOINTED.

CONTINUED AND TO BE VOTED ON REVERSE SIDE.
.